Exhibit 99.17

AST ALLIANCEBERNSTEIN GROWTH + VALUE

Of

AMERICAN SKANDIA TRUST

Special Meeting of Shareholders-October 14, 2005

Shareholder Voting Ballot

PROPOSAL 1:

To approve or disapprove a Plan of Reorganization of the Trust on behalf of the AST AllianceBernstein Growth + Value Portfolio and the AST AllianceBernstein Managed Index 500 Portfolio of the Trust, that provides for the acquisition of all of the net assets of the AST AllianceBernstein Growth + Value Portfolio in exchange for shares of the AST AllianceBernstein Managed Index 500 Portfolio, the distribution of such shares to the shareholders of the AST AllianceBernstein Growth + Value Portfolio, and the liquidation and dissolution of the AST AllianceBernstein Growth + Value Portfolio.

RESOLVED, that the Plan of Reorganization of the Trust on behalf of the AST AllianceBernstein Growth + Value Portfolio and the AST AllianceBernstein Managed Index 500 Portfolio of the Trust, that provides for the acquisition of all of the net assets of the AST AllianceBernstein Growth + Value Portfolio in exchange for shares of the AST AllianceBernstein Managed Index 500 Portfolio, the distribution of such shares to the shareholders of the AST AllianceBcmstcm Growth + Value Portfolio, and the liquidation and dissolution of the AST AllianceBernstein Growth + Value Portfolio is hereby approved.

( ) FOR	( ) AGAINST	( ) ABSTAIN

Date: , 2005

Name of Shareholder

Signature of Shareholder